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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

WALTER HEWLETT COMMENTS FROM THE ROAD

Urges HP Stockholders To Focus On The Real Issue — Stockholder Value

Palo Alto, CA, March 4, 2002 — Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees, today filed the following open letter to stockholders of Hewlett-Packard Company:

Dear Fellow Hewlett-Packard Stockholder:

As you probably know, we continue to be on the road meeting with investors. We are very encouraged by what we hear. Investors understand and have been extremely receptive to why this transaction is not in the best interests of HP stockholders and should be defeated.

We thank the growing number of investors that are coming out against the merger publicly. We also thank all those who have privately told us they plan to vote against the merger. Since we first announced our opposition to this merger in November, we have continued to see widespread opposition. Every week, more and more investors publicly come out against the merger.

My interest in this matter is as a stockholder like you – concerned only with doing what is best for our mutual investments in HP. The value of your HP shares is at stake, and to me, that is the overwhelming priority. Is this transaction in the best interests of HP stockholders? Is it worth paying $25 billion to double down on commodity computing? Do HP stockholders want to trade away their interest in the crown jewel Imaging & Printing business? Our view, and the views of more and more stockholders every day, is a resounding NO. HP employees also appear to agree; according to two surveys of HP employees commissioned by David W. Packard and conducted by the Field Research Corporation, a nationally recognized polling firm, 63% of HP employees surveyed oppose the merger.1, 2

If HP and Compaq merge, products and product lines will be discontinued, which we believe will give rise to unhappy customers and lost sales while HP and Compaq attempt to integrate two large technology companies with over 145,000 employees in 160 countries. We believe the combined company would struggle with this integration and product rationalization process for years, while focused competitors take customers and market share. How will HP’s special talent for innovation survive in this chaos?

Another issue is HP management’s underlying notion that the way to succeed is to be all things to all people. Clearly that is not historically how technology companies have become successful. In our opinion, becoming the #1 player in low-end commodity computing does not produce significant profit or build stockholder value. Of equal importance, there is no good reason to pay $25 billion for all this – an unprecedented 47 times Compaq’s CY 2002 estimated earnings.3

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In contrast, our “Focus and Execute” strategy is designed to enhance value for all HP stockholders. We believe that it has the potential to generate $14 to $17 greater value per share.4 This strategy does so using even more conservative overall revenue and margin assumptions than HP management uses to estimate the HP/Compaq merger’s impact for 2003. The three guiding principles of this strategy are:

•	Re-allocate investment in Imaging & Printing to defend HP’s position and capitalize on emerging growth opportunities

•	Build mid- and high-end enterprise position by filling key gaps

•	Focus on profitability, not scale, in PCs

Because a “Focus and Execute” strategy yields a more attractive business mix with less risk, we believe that HP would have more predictable earnings, less volatility and a higher return on equity than HP/Compaq combined. Therefore, we believe that following this strategy, HP would command a significantly more attractive earnings multiple, more in line with HP’s multiple prior to the announcement of the proposed merger. On the other hand, we believe the proposed merger will destroy significant stockholder value.4

HP investors have raised the issue of leadership of HP after the vote on March 19. We intend to take up issues of succession with the outside directors of HP’s Board once the merger is defeated. We have every confidence that the Board will respect the voice of the stockholders and will handle any transition effectively, professionally and smoothly, as other companies have done in similar situations.

HP is a strong company with excellent employees and extraordinary potential. HP has a deep bench of experienced operating executives who continue to manage the business well.

We are confident that you will not be misled by any attempts to distract you from what really matters – stockholder value. We urge you not to allow HP to make a $25 billion mistake by acquiring Compaq. It is wrong for HP. It is wrong for stockholder value. It is wrong for you.

We urge you to vote against the proposed merger by signing, dating and mailing your GREEN proxy card today.

Thank you for your continued support and encouragement.

Sincerely,

/s/ Walter B. Hewlett

Walter B. Hewlett

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1	The surveys were commissioned and paid for by David W. Packard, acting as an individual. Mr. Packard is not a participant in the solicitation of proxies from Hewlett-Packard stockholders being conducted by Walter B. Hewlett, Edwin E. van Bronkhorst and The William R. Hewlett Revocable Trust.

2	Field Research Corporation: “Poll of HP’s Corvallis Employees Finds Strong Opposition to the Company’s Proposed Merger With Compaq” 2/20/02; “HP’s Boise Employees as Strongly Opposed to the Company’s Proposed Merger with Compaq as Its Corvallis Employees” 2/25/02. Corvallis survey results are based on a random sample of 445 current and 226 former HP employees living in Benton County or Linn County, Oregon by Field Research Corporation. The Boise-area findings are based on a random sample of 235 current and 237 former employees of the Hewlett-Packard Company living in Ada County, Idaho by Field Research Corporation.

3	Based on HP’s closing share price of $20.36 on February 15, 2002, and the announced exchange ratio of 0.6325 and Compaq’s First Call consensus EPS estimate of $0.27 for calendar year 2002.

4	Based on assumptions outlined in a report titled “HP Has Higher Value, Lower Risk Strategic Alternatives to the Proposed Merger” filed with the SEC on 2/19/02.

For additional information, visit our website at www.votenohpcompaq.com.

FORWARD-LOOKING STATEMENTS

The views expressed in this letter contain judgments, which are subjective in nature and in certain cases forward-looking in nature. This letter also contains estimates made without the benefit of actual measurement. Forward-looking statements and estimates by their nature, involve risks, uncertainties and assumptions. Forward-looking statements and estimates are inherently speculative in nature and are not guarantees of actual measurements or of future developments. Actual measurements and future developments may and should be expected to differ materially from those expressed or implied by estimates and forward-looking statements. The information contained in this letter does not purport to be an appraisal of any business or business unit or to necessarily reflect the prices at which any business or business unit or any securities actually may be bought or sold.

ADDITIONAL IMPORTANT INFORMATION

On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing persons’ definitive proxy statement and any other soliciting materials relating to the Filing Persons’ solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

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